The information in this pricing supplement is not complete and may be changed.  We may not deliver these securities until a final pricing supplement is delivered.  This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, Preliminary Pricing Supplement dated September 25, 2012

PROSPECTUS Dated November 21, 2011	Pricing Supplement No. 351 to
PROSPECTUS SUPPLEMENT	Registration Statement No. 333-178081
Dated November 21, 2011	Dated September , 2012
Rule 424(b)(2)

$
GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Notes

Commodity ELKS Securities
Based on Brent Blend Crude Oil due March 27, 2013

The Commodity ELKS Securities Based on Brent Blend Crude Oil due March 27, 2013, which we refer to as the securities, will pay a monthly coupon of $8.33 to $8.50 per security (corresponding to total coupon payments of $49.98 to $51 per security over its six-month term) but, unlike conventional debt securities, do not guarantee any return of principal at maturity.  Instead, the securities will pay at maturity either (i) an amount of cash equal to the stated principal amount of the securities, or (ii) if the final commodity price, which is the commodity price of Brent blend crude oil on the valuation date, is at or below the downside threshold price as set forth below, an amount of cash equal to the stated principal amount multiplied by the commodity performance factor (as defined below). This amount could be significantly less than the stated principal amount of the securities and may be zero. The securities are for investors who are willing to risk all of their principal if the price of Brent blend crude oil declines to or below the downside threshold price and who are willing to forgo the opportunity to participate in any appreciation in the price of Brent blend crude oil in exchange for the above-market coupon.  The securities are senior unsecured obligations of Morgan Stanley, and all payments on the securities are subject to the credit risk of Morgan Stanley.
•	The stated principal amount and original issue price of each security is $1,000.
•
We will pay a monthly coupon of $8.33 to $8.50 on the $1,000 stated principal amount of each security.  The actual coupon will be determined on the pricing date.  Interest will be paid on the 27th day of each month, beginning on October 27, 2012.

•	At maturity, for each $1,000 stated principal amount of securities that you hold:
º	if the final commodity price is above the downside threshold price, you will receive an amount in cash equal to $1,000; or
º	if the final commodity price is at or below the downside threshold price, $1,000 multiplied by the commodity performance factor.
✓	The commodity performance factor will be equal to the final commodity price divided by the initial commodity price.
✓
The initial commodity price is          , which is the commodity price of the underlying commodity on September 25, 2012, the day we price the securities for initial sale to the public, which we refer to as the pricing date, subject to postponement for non-trading days and certain market disruption events.

✓	The final commodity price is the commodity price of the underlying commodity on the valuation date.
•	The downside threshold price will be determined on the pricing date and will equal , which is 80% of the initial commodity price.
•	The valuation date will be March 22, 2013, subject to postponement for non-trading days and certain market disruption events.
•	Investing in the securities is not equivalent to investing directly in Brent blend crude oil.
•	The securities will not be listed on any securities exchange.
•	The CUSIP number for the securities is 617482P99. The ISIN number for the securities is US617482P992.
You should read the more detailed description of the securities in this pricing supplement.  In particular, you should review and understand the descriptions in “Summary of Pricing Supplement” and “Description of Securities.”

The securities involve risks not associated with an investment in ordinary debt securities.  See “Risk Factors” beginning on PS-9.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this pricing supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

 PRICE $1,000 PER SECURITY

	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per Security	$1,000	$13.75	$986.25
Total	$	$	$

(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, Morgan Stanley & Co. LLC, a fixed sales commission of $13.75 for each security they sell. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in this pricing supplement.  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The agent for this offering, Morgan Stanley & Co. LLC, is our wholly owned subsidiary.  See “Description of Securities––Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

MORGAN STANLEY

For a description of certain restrictions on offers, sales and deliveries of the securities and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the securities, see the section of this pricing supplement called “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest.”

No action has been or will be taken by us, the agent or any dealer that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  Neither this pricing supplement nor the accompanying prospectus supplement and prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

The securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The securities may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

The securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong.  You are advised to exercise caution in relation to the offer.  If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

The securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 except:

(1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2)    where no consideration is or will be given for the transfer; or

(3)    where the transfer is by operation of law.

SUMMARY OF PRICING SUPPLEMENT

The following summary describes the Commodity ELKS Securities Based on Brent Blend Crude Oil due March 27, 2013, which we refer to as the securities, we are offering to you in general terms only.  You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement.  You should carefully consider, among other things, the matters set forth in “Risk Factors.”

The securities offered are medium-term debt securities of Morgan Stanley.  The securities offer the opportunity for investors to earn a monthly coupon of $8.33 to $8.50 per security (corresponding to total coupon payments of $49.98 to $51 per security over its six-month term) in exchange for the risk that investors receive at maturity a payment that is less than the stated principal amount based on the performance of Brent blend crude oil, which we refer to as the underlying commodity.  If the final commodity price is at or below the downside threshold price, investors will be exposed to the decline in the price of the underlying commodity and the payment at maturity will be significantly less than the stated principal amount of the securities and could be zero.  Accordingly, the securities do not guarantee the return of any principal at maturity.  However, investors will not participate in any appreciation in the underlying commodity.  We may not redeem the securities prior to maturity. All payments on the securities are subject to the credit risk of Morgan Stanley.

ELKS is a registered service mark of Citigroup Global Markets Inc. Used under license.

Each security costs $1,000
We, Morgan Stanley, are offering the Commodity ELKS Securities Based on Brent Blend Crude Oil due March 27, 2013, which we refer to as the securities.  The stated principal amount and issue price of each security is $1,000.

The original issue price of the securities includes the agent’s commissions paid with respect to the securities as well as the cost of hedging our obligations under the securities.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  The secondary market price, if any, at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., is willing to purchase the securities is expected to be affected adversely by the inclusion of these commissions and hedging costs in the original issue price.  In addition, the secondary market price may be lower due to the costs of unwinding the related hedging transactions at the time of the secondary market transaction.   See “Risk Factors—The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices” and “Description of Securities—Use of Proceeds and Hedging.”

No guaranteed return of principal at maturity
Unlike ordinary debt securities, the securities do not guarantee any return of principal at maturity.  If the final commodity price, which is the commodity price of the underlying commodity on the valuation date, is at or below the downside threshold price, you will receive an amount equal to $1,000 times the commodity performance factor, which will be significantly less than the stated principal amount of the securities and could be zero.  Accordingly, you could lose your entire initial investment in the securities.  The valuation date is scheduled to be March 22, 2013 (subject to postponement for non-trading days and certain market disruption events).  See “—Payment at maturity” below.

The downside threshold price will be determined on the pricing date and will equal 80% of the initial commodity price (the commodity price of the underlying commodity on the pricing date).

If, however, the final commodity price is above the downside threshold price, then, at maturity, you will receive an amount in cash equal to the $1,000 stated principal amount for each security. You will not, therefore, participate in any appreciation in the underlying commodity.

A coupon of $8.33 to $8.50 per security paid monthly
We will pay a monthly coupon of $8.33 to $8.50 on each security (corresponding to total coupon payments of $49.98 to $51 per security over its six-month term) on the 27th day of each month, beginning on October 27, 2012.  The actual coupon will be determined on the pricing date.  The coupon we will pay on the securities is more than the rate that we would pay on a conventional debt security with the same maturity.  You will be entitled to receive all coupon payments on the stated principal amount of your securities regardless of the performance of the underlying commodity.

Securities have a six-month term
The maturity date of the securities is scheduled to be March 22, 2013 (subject to postponement upon postponement of the valuation date).  The securities have an approximately six-month term and the aggregate coupon payments you will receive for the entire term of the securities will be equal to $49.98 to $51 per security (to be determined on the pricing date).

Payment at maturity	We will deliver to you on the maturity date for each $1,000 stated principal amount of securities that you hold:

•	if the final commodity price is above the downside threshold price, an amount in cash equal to $1,000; or
•	if the final commodity price is at or below the downside threshold price, an amount in cash equal to $1,000 times the commodity performance factor.

The commodity performance factor will equal the final commodity price divided by the initial commodity price and will be determined on the valuation date.

You can review the historical performance of the underlying commodity in the section of this pricing supplement called “Description of Securities—Historical Information.”  The historical performance of the underlying commodity included in this pricing supplement should not be taken as an indication of its future performance during the term of the securities.

No participation in any appreciation in Brent blend crude oil
You will not participate in any appreciation in the price of the underlying commodity, and your return on the securities will be limited to the coupon payable on the securities.  For example, if on the valuation date, the underlying commodity has appreciated 25% from the initial commodity price, your payment at maturity would be limited to the stated principal amount of $1,000 (and the coupon payable on the maturity date). Under this scenario, although the underlying commodity has substantially appreciated, your payment at maturity is not correspondingly increased and at maturity, the securities only provide for the payment of your initial investment and the related coupon payment.

Concentrated investment in Brent blend crude oil
The payment on the securities at maturity is linked exclusively to the price of Brent blend crude oil and not to a diverse basket of commodities or a broad-based commodity index.  Therefore, the securities carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.

Morgan Stanley Capital Group Inc. will be the calculation agent
We have appointed our affiliate, Morgan Stanley Capital Group Inc., which we refer to as MSCG, to act as calculation agent for us.  As calculation agent, MSCG will determine the initial commodity price, the downside threshold price, the final commodity price, whether the final commodity price is at or below the downside threshold price, whether a market disruption event has occurred and the payment you will receive at maturity, if any.

Morgan Stanley & Co. LLC will be the agent; conflicts of interest
The agent for the offering of the securities, Morgan Stanley & Co. LLC, which is our wholly-owned subsidiary and which we refer to as MS & Co., will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” on PS-22.

You may revoke your offer to purchase the securities prior to our acceptance
We are using this pricing supplement to solicit from you an offer to purchase the securities.  You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the relevant agent.  We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance.  In the event of any material changes to the terms of the securities, we will notify you.

Where you can find more information on the securities
The securities are senior notes issued as part of our Series F medium-term note program.  You can find a general description of our Series F medium-term note program in the accompanying prospectus supplement dated November 21, 2011.  We describe the basic features of this type of note in the section of the prospectus supplement called “Description of Notes” and in the section of the prospectus called “Description of Debt Securities—Fixed Rate Debt Securities.”

For a detailed description of the terms of the securities, you should read the section of this pricing supplement called “Description of Securities.”  You should also read about some of the risks involved in investing in the securities in the section called “Risk Factors.”  The tax and accounting treatment of investments in a single commodity-linked securities such as the securities may differ from that of investments in ordinary debt securities.  See the section of this pricing supplement called “Description of Securities—United States Federal Taxation.”  You should consult with your investment, legal, tax, accounting and other advisers with regard to any proposed or actual investment in the securities.

How to reach us
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

HYPOTHETICAL PAYMENTS ON THE SECURITIES AT MATURITY

At maturity:

º	if the final commodity price is above 80% of the initial commodity price, which we refer to as the downside threshold price, you will receive an amount in cash equal to $1,000 per security; or

º	if the final commodity price is at or below the downside threshold price, you will receive an amount in cash equal to $1,000 times the commodity performance factor per security.

The following examples illustrate the payment at maturity on the securities for a range of hypothetical final commodity prices under two different scenarios for the final commodity prices to illustrate the effect on the return at maturity of the final commodity price relative to the downside threshold price. The hypothetical examples are based on the following values and reflects an approximately six-month term:

•	Issue Price (per security):	$1,000
•	Hypothetical Initial Commodity Price:	$100
•	Hypothetical Downside Threshold Price:	$80 (80% of the hypothetical initial commodity price)
•	Hypothetical Monthly Coupon:	$8.416 per security (corresponding to total coupon payments of $50.50 per security over its six-month term)

TABLE 1:  This table represents the hypothetical payment at maturity and the total payment over the six-month term of the securities on a $1,000 investment in the securities if the final commodity price IS ABOVE the hypothetical downside threshold price of $80.

Hypothetical final commodity price	Payment at maturity per security	Total monthly coupon payments per security	Value of total payment per security	Total return on the underlying commodity	Total return on the securities
0	N/A	N/A	N/A	N/A	N/A
$80	N/A	N/A	N/A	N/A	N/A
$85	$1,000	$50.50	$1,050.50	-15%	5.05%
$90	$1,000	$50.50	$1,050.50	-10%	5.05%
$95	$1,000	$50.50	$1,050.50	-5%	5.05%
$100	$1,000	$50.50	$1,050.50	0%	5.05%
$110	$1,000	$50.50	$1,050.50	10%	5.05%
$120	$1,000	$50.50	$1,050.50	20%	5.05%
$140	$1,000	$50.50	$1,050.50	40%	5.05%

TABLE 2:  This table represents the hypothetical payment at maturity and the total payment over the six-month term of the securities on a $1,000 investment in the securities if the final commodity price is at or below the downside threshold price of $80.

Hypothetical final commodity price	Payment at maturity per security ($1,000 times commodity performance factor)	Total monthly coupon payments per security	Value of total payment per security	Total return on the underlying commodity	Total return on the securities
0	$0	$50.50	$50.50	-100.00%	-94.95%
$20	$200	$50.50	$250.50	-80.00%	-74.95%
$40	$400	$50.50	$450.50	-60.00%	-54.95%
$60	$600	$50.50	$650.50	-40.00%	-24.95%
$80	$800	$50.50	$850.50	-20.00%	-14.95%

It is not possible to present a chart or table illustrating the complete range of possible payments at maturity.  The examples of the hypothetical payment calculations above are intended to illustrate the effect of general trends in final commodity price on the amount payable to you at maturity, if any.  The actual payment amounts received by investors will depend on the final commodity price, including whether the final commodity price is at or below the downside threshold price.

You can review the historical performance of the underlying commodity in the section of this pricing supplement called “Description of Securities—Historical Information.”  The historical performance of the underlying commodity included in this pricing supplement should not be taken as an indication of its future performance during the term of the securities.  It is impossible to predict whether the price of the underlying commodity will rise or fall during the term of the securities or whether the final commodity price will not be at or below the downside threshold price so that you do not suffer a loss on your initial investment in the securities.

RISK FACTORS

The securities are not secured debt and are riskier than ordinary debt securities.  Because the return to investors is linked to the performance of the underlying commodity, there is no guaranteed return of principal at maturity.  This section describes the most significant risks relating to the securities.  You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The securities are not ordinary debt securities — no guaranteed return of principal
The terms of the securities differ from those of ordinary debt securities in that we will not pay you a fixed amount at maturity.  Our payment to you at maturity will either be (i) if the final commodity price is above the downside threshold price, cash equal to the stated principal amount of each security or (ii) if the final commodity price is at or below the downside threshold price, an amount equal to $1,000 times the commodity performance factor, which will be significantly less than the stated principal amount of each security and could be zero.  You could lose your entire initial investment in the securities.

You will not participate in any appreciation in the value of the underlying commodity
You will not participate in any appreciation in the price of the underlying commodity, and your return on the securities will be limited to the coupon payable on the securities.  For example, if on the valuation date, the underlying commodity has appreciated 25% from the initial commodity price, your payment at maturity would be limited to the stated principal amount of $1,000 (and the coupon payable on the maturity date). Under this scenario, although the underlying commodity has substantially appreciated, your payment at maturity is not correspondingly increased and at maturity, the securities only provide for the payment of your initial investment and the related coupon payment.

The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities
You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities on coupon payment dates and at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

The market price of the securities will be influenced by many unpredictable factors
Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market.  We expect that generally the price of the underlying commodity on any day, including in relation to the downside threshold price, will affect the value of the securities more than any other single factor.  However, because the payment on the securities is not directly correlated to the price of the underlying commodity, the securities will trade differently from the underlying commodity.  Other factors that may influence the value of the securities include:

•	the volatility (frequency and magnitude of changes in price) of the underlying commodity;

•	trends of supply and demand for the underlying commodity at any time, as well as the effects of speculation or any government actions that could affect the markets for the underlying commodity;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodities markets generally and which may affect the value of the underlying commodity;

•	interest and yield rates in the market;

•	the time remaining to the maturity of the securities; and

•	any actual or anticipated changes in our credit ratings or credit spreads

In addition, the commodities markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government intervention.  As a result, the market value of the securities will vary and may be less than the original issue price at any time prior to maturity, and a sale of the securities prior to maturity may result in a loss.  For example, you may have to sell your securities at a substantial discount from the stated principal amount if the commodity price has declined below the initial commodity price, especially if the commodity price has decreased to or below the downside threshold price on any trading day after the pricing date of the securities.

You cannot predict the future performance of the underlying commodity based on its historical performance.  The final commodity price may be at or below the downside threshold price so that you will receive at maturity a payment that is less than the stated principal amount of the securities.  We cannot guarantee that the final commodity price will be above the downside threshold price so that you will receive an amount equal to the stated principal amount of the securities.

Single commodity prices tend to be more volatile than, and may not correlate with, the prices of commodities generally
The payment at maturity is linked exclusively to the price of Brent blend crude oil and not to a diverse basket of commodities or a broad-based commodity index.  The price of Brent blend crude oil may not correlate to, and may diverge significantly from, the prices of commodities generally.   Because the securities are linked to the price of a single commodity, they carry greater risk and may be more volatile than a security linked to the prices of multiple commodities or a broad-based commodity index.  The price of Brent blend crude oil may be, and has recently been, highly volatile, and we can give you no assurance that the volatility will lessen.

The price of Brent blend crude oil may change unpredictably and affect the value of the securities in unforeseen ways
The price of Brent blend crude oil futures is primarily affected by the global demand for and supply of crude oil, but is also influenced significantly from time to time by speculative actions and by currency exchange rates.  Brent crude oil (“Brent”) is light sweet crude oil from the North Sea.  Most refinement takes place in Northwest Europe.  Brent prices are generally more volatile and subject to dislocation than prices of other commodities.  Demand for refined petroleum products by consumers, as well as the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries (“OPEC”) and other crude oil producers.  OPEC has the potential to influence oil prices worldwide because its members possess a significant portion of the world’s oil supply.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon the commencement or cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. Crude oil prices may also be affected by short-term changes in supply and demand because of trading activities in the oil market and seasonality (e.g., weather conditions such as hurricanes).

An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities
The securities have returns based on the change in price of futures contracts on the underlying commodity, not the change in the spot price of actual physical commodity to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

Suspension or disruptions of market trading in commodity and related futures markets may adversely affect the value of the securities
The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the value of the underlying asset and, therefore, the value of the securities.

The amount payable on the securities is not linked to the price of the underlying commodity at any time other than the valuation date
The final commodity price will be based on the commodity price on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the underlying commodity appreciates prior to the valuation date but then drops on the valuation date to be equal to or below the downside threshold price, the payment at maturity will be less, and will be significantly less, than it would have been had the payment at maturity been linked to the commodity price prior to such drop.  Although the actual commodity price on the stated maturity date or at other times during the term of the securities may be higher than the final commodity price, the payment at maturity will be based solely on the commodity price on the valuation date.

The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices
Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the securities and the cost of hedging our obligations under the securities that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the securities or in any secondary market transaction. In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities
As calculation agent, MSCG will determine the initial commodity price (and, as a result, the downside threshold price), the final commodity price, whether the final commodity price is at or below the downside threshold price, whether a market disruption event has occurred and the payment you will receive at maturity, if any.  Determinations made by MSCG in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events or calculation of the commodity price in the event of a market disruption event, may adversely affect the amount payable to you at maturity on the securities.  See the section of this pricing supplement called “Description of Securities—Market Disruption Event.”

Investing in the securities is not equivalent to investing directly in the underlying commodity or in futures contracts or forward contracts on the underlying commodity
Investing in the securities is not equivalent to investing directly in the underlying commodity or in futures contracts or in forward contracts on the underlying commodity.  By purchasing the securities, you do not purchase any entitlement to the underlying commodity or futures contracts or forward contracts on the underlying commodity.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the underlying commodity.

The securities will not be listed and secondary trading may be limited
The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If at any time MS & Co. were not to make a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities
One or more of our subsidiaries expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying commodity), including trading in the underlying commodity, and possibly in other instruments related to the underlying commodity.  Some of our subsidiaries also trade the underlying commodity and other financial instruments related to the underlying commodity on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity price and, as a result, could potentially increase the downside threshold price, which is the level above which the commodity price must be on the valuation date so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the commodity price, including the commodity price on the valuation date, and accordingly, the amount of cash you will receive upon a sale of the securities or at maturity.

Because the characterization of the securities for U.S. federal income tax purposes is uncertain, the material U.S. federal income tax consequences of an
There is no direct legal authority as to the proper treatment of the securities for U.S. federal income tax purposes and, therefore, significant aspects of the tax treatment of the securities are uncertain.

Please read the discussion under “United States Federal Taxation” in this pricing supplement concerning the U.S. federal income tax consequences of an investment in the securities.  We intend to treat a security, under current law, as a unit consisting of

investment in the securities are unclear	(i) the Put Right (as defined below under “United States Federal Taxation”) written by you to us that, if exercised, requires you to pay to us an amount equal to the Deposit (as defined below under “United States Federal Taxation”), in exchange for a cash payment based on the value of the underlying commodity, determined as of the valuation date, and (ii) the Deposit, which is a fixed amount of cash to secure your obligation under the Put Right. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and the character of income on the securities might differ significantly from the tax treatment described herein. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described herein.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for holders of the securities are the character and timing of income or loss (including whether the Put Premium (as defined below under “United States Federal Taxation”) should be required to be included currently as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders (as defined below under “United States Federal Taxation”) should be subject to withholding tax.  Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the securities to Non-U.S. Holders (subject to compliance by such holders with certification necessary to establish an exemption from withholding).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the securities to Non-U.S. Holders and will not be required to pay any additional amounts with respect to amounts withheld.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

DESCRIPTION OF SECURITIES

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement.  The term “Securities” refers to each $1,000 Stated Principal Amount of our Commodity ELKS Securities Based on Brent Blend Crude Oil due March 27, 2013.  In this pricing supplement, the terms “we,” “us” and “our” refer to Morgan Stanley.

Aggregate Principal Amount	$

Pricing Date	September 25, 2012

Original Issue Date (Settlement Date)	September 28, 2012 (3 business days after the pricing date)

Maturity Date	March 27, 2013, subject to extension in accordance with the following paragraph.

If, due to a Market Disruption Event or otherwise, the scheduled Valuation Date is postponed so that it falls less than two Business Days prior to the scheduled Maturity Date, the Maturity Date will be postponed to the second Business Day following the Valuation Date as postponed.  See “Valuation Date” below.

Valuation Date
March 22, 2013; provided that if the scheduled Valuation Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on the scheduled Valuation Date, the Valuation Date will be postponed and the Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs.  The Final Commodity Price will be determined on the Valuation Date as so postponed; provided that if a Market Disruption Event has occurred on each of the three consecutive Trading Days immediately succeeding the Valuation Date, the Calculation Agent will determine the Final Commodity Price on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Final Commodity Price will be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, such Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

Coupon	A monthly Coupon of $8.33 to $8.50 per security will be paid on each Coupon Payment Date. The actual Coupon on the Securities will be determined on the Pricing Date.

Coupon Payment Dates
The Coupon Payment Dates will be the  27th day of each month, beginning on  October 27, 2012 and ending on the Maturity Date; provided that if any such date is not a Business Day, that Coupon payment will be made on the next succeeding Business Day and no adjustment will be made to any Coupon payment made the succeeding Business Day.

Record Date	The Record Date for each Coupon Payment Date will be one business day prior to such scheduled Coupon Payment Date; provided, however, that the Coupon payable at maturity will be payable to the person to whom the Payment at Maturity shall be payable.

Specified Currency	U.S. dollars

Stated Principal Amount	$1,000 per Security

Original Issue Price	$1,000 per Security

Denominations	$1,000 and integral multiples thereof

CUSIP Number	617482P99

ISIN Number	US617482P992

Initial Commodity Price
$                   , which is the Commodity Price on the Pricing Date, provided that if the Pricing Date is not a Trading Day with respect to the Underlying Commodity or if a Market Disruption Event occurs on the Pricing Date, the Initial Commodity Price will be determined on the immediately succeeding Trading Day on which no Market Disruption Event occurs, provided further that if a Market Disruption Event has occurred on each of the three consecutive Trading Days immediately succeeding the Pricing Date, the Calculation Agent will determine the Initial Commodity Price on such third succeeding Trading Day by requesting the principal office of each of the three leading dealers in the relevant market, selected by the Calculation Agent, to provide a quotation for the relevant price.  If such quotations are provided as requested, the Initial Commodity Price shall be the arithmetic mean of such quotations.  If fewer than three quotations are provided as requested, the Initial Commodity Price shall be determined by the Calculation Agent in its sole and absolute discretion (acting in good faith) taking into account any information that it deems relevant.

If the Initial Commodity Price as finally published by the Relevant Exchange differs from the Initial Commodity Price specified in the pricing supplement, we will include the definitive Initial Commodity Price in an amended pricing supplement.

Final Commodity Price	The Commodity Price on the Valuation Date, as determined by the Calculation Agent.

Commodity Price
The Commodity Price for the Underlying Commodity on any Trading Day, including the Valuation Date, will equal the official settlement price per barrel of Brent blend crude oil on the Relevant Exchange of the first nearby month futures contract, as stated in U.S. dollars, as made public by the Relevant Exchange on such day.

Reuters, Bloomberg and various other third party sources may report prices of the Underlying Commodity.  If any such reported price differs from that as published by the Relevant Exchange for the Underlying Commodity, the price as published by such Relevant Exchange will prevail.

Downside Threshold Price	$ , which is 80% of the Initial Commodity Price. The Downside Threshold Price will be determined by the Calculation Agent on the Pricing Date.

Underlying Commodity	Brent blend crude oil

Payment at Maturity	On the Maturity Date, upon delivery of the Securities to the Trustee, we will deliver to you for each $1,000 Stated Principal Amount of the Securities either:

•	if the Final Commodity Price is above the Downside Threshold Price, an amount in cash equal to the $1,000 Stated Principal Amount, or

•	if the Final Commodity Price is at or below the Downside Threshold Price, an amount in cash equal to:

$1,000 x Commodity Performance Factor

As a result, if the Final Commodity Price is less than or equal to the Downside Threshold Price, the payment that you receive at maturity for each Security will be significantly less than the price paid for each Security, and could be zero.  You will not in any case receive an amount at maturity with a value greater than $1,000.

We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash, if any, to be delivered with respect to each Security, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the Securities to the Trustee for delivery to DTC, as holder of the Securities, on or prior to the Maturity Date.  We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants.  See “—Book-Entry Note or Certificated Note” below, and see “Forms of Securities—The Depositary” in the accompanying prospectus.

Commodity Performance Factor	A fraction, as determined by the Calculation Agent, the numerator of which is the Final Commodity Price and the denominator of which is the Initial Commodity Price.

Market Disruption Event	Market Disruption Event means any of Price Source Disruption, Disappearance of Commodity Reference Price, Trading Disruption or Tax Disruption, in each case as determined by the Calculation Agent.

Price Source Disruption	Price Source Disruption means the temporary or permanent failure of the Relevant Exchange to announce or publish the Commodity Price.

Disappearance of Commodity
Reference Price
Disappearance of Commodity Reference Price means either (i) the failure of trading to commence, or the permanent discontinuance of trading, in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange for the Underlying Commodity or (ii) the disappearance of, or of trading in, the Underlying Commodity.

Trading Disruption	Trading Disruption means the material suspension of, or material limitation imposed on, trading in the Underlying Commodity or futures contracts related to the Underlying Commodity on the Relevant Exchange.

Tax Disruption
Tax Disruption means the imposition of, change in or removal of an excise, severance, sales, use, value-added, transfer, stamp, documentary, recording or similar tax on, or measured by reference to, the Underlying Commodity (other than a tax on, or measured by reference to, overall gross or net income) by any government or taxation authority after the Pricing Date, if the direct effect of such imposition, change or removal is to raise or lower the Commodity Price of the Underlying Commodity on any Trading Day from what it would have been without that imposition, change or removal.

Business Day	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

Relevant Exchange
Relevant Exchange means ICE Futures Europe or, if ICE Futures Europe is no longer the principal exchange or trading market for Brent blend crude oil, such exchange or principal trading market for Brent blend crude oil that serves as the source of prices for Brent blend crude oil and any principal exchanges where options or futures contracts on Brent blend crude oil are traded.

Trading Day
Trading Day means a day, as determined by the Calculation Agent, that is a day on which the Relevant Exchange is open for trading during its regular trading session, notwithstanding any such Relevant Exchange closing prior to its scheduled closing time.

Book Entry Note or Certificated Note
Book Entry.  The Securities will be issued in the form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC.  DTC’s nominee will be the only registered holder of the Securities.  Your beneficial interest in the Securities will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC.  In this pricing supplement, all references to actions taken by “you” or to be taken by “you” refer to actions taken or to be taken by DTC and its participants acting on your behalf, and all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the Securities, for distribution to participants in accordance with DTC’s procedures.  For more information regarding DTC and book entry notes, please read “Forms of Securities—The Depositary” and “Form of Securities—Global Securities—Registered Global Securities” in the accompanying prospectus.

Senior Note or Subordinated Note	Senior

Trustee	The Bank of New York Mellon, a New York banking corporation.

Agent	MS & Co.

Calculation Agent	MSCG and its successors.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the Trustee, and us.

All calculations with respect to the Payment at Maturity, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of Securities related to interest payments or the payment at maturity will be rounded to the nearest cent, with one-half cent rounded upward.

Because the Calculation Agent is our affiliate, potential conflicts of interest may exist between the Calculation Agent and you, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Initial Commodity Price, the Downside Threshold Price, the Final Commodity Price, whether the Final Commodity Price is at or below the Downside Threshold Price, whether a Market Disruption Event has occurred and the payment you will receive at maturity, if any.  See “––Market Disruption Event” above.  MSCG is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Alternate Exchange Calculation
in Case of an Event of Default
If an Event of Default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Securities (the “Acceleration Amount”) will be an amount, determined by the Calculation Agent in its sole discretion, that is equal to the cost of having a Qualified Financial Institution, of the kind and selected as described below, expressly assume all our payment and other obligations (including any accrued and unpaid portion of the Coupon) with respect to the Securities as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Securities.  That cost will equal:

•	the lowest amount that a Qualified Financial Institution would charge to effect this assumption or undertaking, plus

•	the reasonable expenses, including reasonable attorneys’ fees, incurred by the holders of the Securities in preparing any documentation necessary for this assumption or undertaking.

During the Default Quotation Period for the Securities, which we describe below, the holders of the Securities and/or we may request a Qualified Financial Institution to provide a quotation of the amount it would charge to effect this assumption or undertaking.  If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest—or, if there is only one, the only—quotation obtained, and as to which notice is so given, during the Default Quotation Period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the Qualified Financial Institution providing the quotation and notify the other party in writing of those grounds within two Business Days after the last day of the Default Quotation Period, in which case that quotation will be disregarded in determining the Acceleration Amount.

Notwithstanding the foregoing, if a voluntary or involuntary liquidation, bankruptcy or insolvency of, or any analogous proceeding is filed with respect to Morgan Stanley, then depending on applicable bankruptcy law, your claim may be limited to an amount that could be less than the Acceleration Amount.

If the maturity of the Securities is accelerated because of an Event of Default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due, if any, with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of such acceleration.

Default Quotation Period

The Default Quotation Period is the period beginning on the day the Acceleration Amount first becomes due and ending on the third Business Day after that day, unless:

•	no quotation of the kind referred to above is obtained, or

•	every quotation of that kind obtained is objected to within five Business Days after the due date as described above.

If either of these two events occurs, the Default Quotation Period will continue until the third Business Day after the first Business Day on which prompt notice of a quotation is given as described above.  If that quotation is objected to as described above within five Business Days after that first Business Day, however, the Default Quotation Period will continue as described in the prior sentence and this sentence.

In any event, if the Default Quotation Period and the subsequent two Business Day objection period have not ended before the Valuation Date, then the Acceleration Amount will equal the principal amount of the Securities.

Qualified Financial Institutions

For the purpose of determining the Acceleration Amount at any time, a Qualified Financial Institution must be a financial institution organized under the laws of any jurisdiction in the United States or Europe, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

•	A-2 or higher by Standard & Poor’s Ratings Services or any successor, or any other comparable rating then used by that rating agency, or

•	P-2 or higher by Moody’s Investors Service or any successor, or any other comparable rating then used by that rating agency.

Historical Information
The following table sets forth the published high and low daily commodity prices of the Underlying Commodity, as well as the end-of-quarter commodity prices of the Underlying Commodity, for each calendar quarter in the period from January 1, 2007 to September 24, 2012.  The Commodity Price on September 24, 2012 was $109.81.  The graph following the table sets forth the daily commodity prices of the Underlying Commodity for the same period.  We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification.  The Initial Commodity Price and the Final Commodity Price will be determined with reference to the prices published by the Relevant Exchange in accordance with the provisions set forth herein, rather than the prices published by Bloomberg Financial Markets on such dates.  The historical performance of the Underlying Commodity set out in the table and graph below should not be taken as an indication of its future performance.  We cannot give you any assurance that the Final Commodity Price will be greater than or equal to the Initial Commodity Price so that you will receive a Payment at Maturity in excess of the Stated Principal Amount of the Securities.  The price of the Underlying Commodity may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.

Brent Blend Crude Oil
High and Low Daily Commodity Prices and End-of-Quarter Prices
January 1, 2007 through September 24, 2012
(stated in U.S. dollars per troy ounce)
Brent Blend Crude Oil	High	Low	Period End
2007
First Quarter	68.10	51.70	68.10
Second Quarter	72.18	64.44	71.41
Third Quarter	80.03	68.69	79.17
Fourth Quarter	95.76	76.58	93.85
2008
First Quarter	107.55	86.62	100.30
Second Quarter	140.31	100.17	139.83
Third Quarter	146.08	89.22	98.17
Fourth Quarter	95.33	36.61	45.59
2009
First Quarter	53.50	39.55	49.23
Second Quarter	71.79	48.44	69.30
Third Quarter	75.51	60.43	69.07
Fourth Quarter	79.69	67.20	77.93
2010
First Quarter	82.70	69.59	82.70

Brent Blend Crude Oil	High	Low	Period End
Second Quarter	88.94	69.55	75.01
Third Quarter	82.68	71.45	82.31
Fourth Quarter	94.75	81.10	94.75
2011
First Quarter	117.36	93.33	117.36
Second Quarter	126.65	105.12	112.48
Third Quarter	118.78	102.57	102.76
Fourth Quarter	115.00	99.79	107.38
2012
First Quarter	126.22	107.38	122.88
Second Quarter	125.43	89.23	97.80
Third Quarter (through September 24, 2012)	116.90	97.34	109.81

Brent Blend Crude Oil
Daily Commodity Price – January 1, 2007 to September 24, 2012

Use of Proceeds and Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us in connection with hedging our obligations under the Securities through one or more of our subsidiaries.  The Original Issue Price of the Securities includes the Agent’s commissions (as shown on the cover page of this pricing supplement) paid with respect to the Securities and the cost of hedging our obligations under the Securities.  The cost of hedging includes the projected profit that our subsidiaries expect to realize in consideration for assuming the risks inherent in managing the hedging transactions.  Since hedging our obligations entails risk and may be influenced by market forces beyond our or our subsidiaries’ control, such hedging may result in a profit that is more or less than initially projected, or could result in a loss.  See also “Use of Proceeds” in the accompanying prospectus.

On or prior to the Pricing Date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the Initial Commodity Price, and, as a result, could potentially increase the Downside Threshold Price, which is the level above which the Commodity Price must be on the Valuation Date so that investors do not suffer a loss on their initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the Securities by purchasing and selling futures contracts on the Underlying Commodity or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the Securities, including on the Valuation Date. We cannot give any assurance that our hedging activities will not affect the Commodity Price and, therefore, adversely affect the value of the Securities or the payment you will receive at maturity.

Supplemental Information Concerning
Plan of Distribution; Conflicts of Interest
Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution,” the Agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of Securities set forth on the cover of this pricing supplement.  The Agent proposes initially to offer the Securities directly to the public at the public offering price set forth on the cover page of this pricing supplement.  The Agent may distribute the Securities through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, a fixed sales commission of $13.75 for each Security they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the Securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the Securities, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Securities.  Specifically, the Agent may sell more Securities than it is obligated to purchase in connection with the offering, creating a naked short position in the Securities for its own account.  The Agent must close out any naked short position by purchasing the Securities in the open market after the offering.  A naked short position in the Securities is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the Securities in the open market after pricing that could adversely affect investors who purchase in the offering.  As an additional means of facilitating the offering, the Agent may bid for, and purchase, the Securities or futures contracts or other instruments on the Underlying Commodity in the open market to stabilize the price of the Securities.  Any of these activities may raise or maintain the market price of the Securities above independent market prices or prevent or retard a decline in the market price of the Securities.  The Agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the Agent has entered into hedging transactions with us in connection with this offering of the Securities. See “—Use of Proceeds and Hedging” above.

General

No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the Securities or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required.  No offers, sales or deliveries of the Securities, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the Securities, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

The Agent has represented and agreed, and each dealer through which we may offer the Securities has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the Securities or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the Securities under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the Securities.  We shall not have responsibility for the Agent’s or any dealer’s compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

Brazil

The Securities have not been and will not be registered with the Comissão de Valores Mobiliários (The Brazilian Securities Commission).  The Securities  may not be offered or sold in the Federative Republic of Brazil except in circumstances which do not constitute a public offering or distribution under Brazilian laws and regulations.

Chile

The Securities have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile.  No offer, sales or deliveries of the Securities or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

Hong Kong

WARNING: The contents of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this pricing supplement, the accompanying prospectus supplement or the accompanying prospectus, you should obtain independent professional advice.

None of this pricing supplement, the accompanying prospectus supplement, the accompanying prospectus and their contents have been reviewed by any regulatory authority in Hong Kong.  Accordingly, no person may issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Securities, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the applicable securities law of Hong Kong) other than with respect to the Securities which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Chapter 571 of Hong Kong) and any rules made under that Ordinance.

Mexico

The Securities have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico.  This pricing supplement, the accompanying prospectus supplement and the accompanying prospectus may not be publicly distributed in Mexico.

Singapore

None of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore.  Accordingly, none of this pricing supplement, the accompanying prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Securities may be circulated or distributed, nor may the Securities  be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.  Where the Securities are subscribed or purchased under Section 275 by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities  pursuant to an offer made under Section 275 except:

(1)    to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

(2) where no consideration is or will be given for the transfer; or

(3) where the transfer is by operation of law

Benefit Plan Investor Considerations
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these Securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these Securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the Securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these Securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the plan involved in the transaction and provided further that the plan pays no more, and receives no less, than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these Securities.

Because we may be considered a party in interest with respect to many plans, these Securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these Securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such Securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these Securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The Securities are contractual financial instruments.  The financial exposure provided by the Securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the Securities.  The Securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the Securities.

Each purchaser or holder of any Securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the Securities, (B) the purchaser or holder’s investment in the Securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the Securities;

(ii)    we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the Securities and (B) all hedging transactions in connection with our obligations under the Securities;

(iii)    any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv) our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these Securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the Securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any Securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the Securities if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., MSSB or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the Securities by the account, plan or annuity.

Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the Securities, either directly or indirectly.

United States Federal Taxation
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities issued under this pricing supplement and is superseded by the following discussion.

The following is a general discussion of the material U.S. federal income tax consequences and certain estate tax consequences of ownership and disposition of the Securities.  This discussion applies only to initial investors in the Securities who:

•    purchase the Securities at their “issue price,” which will equal the first price at which a substantial amount of the Securities is sold to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers); and

• will hold the Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion does not describe all of the tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or to holders subject to special rules, such as:

• certain financial institutions;
• insurance companies;
• certain dealers and traders in securities, commodities or foreign currencies;
• investors holding the Securities as part of a hedging transaction, “straddle,” wash sale, conversion transaction, integrated transaction or constructive sale transaction;
• U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;
• partnerships or other entities classified as partnerships for U.S. federal income tax purposes;
• regulated investment companies;
• real estate investment trusts;
• tax exempt entities, including “individual retirement accounts” or “Roth IRAs” as defined in Section 408 or 408A of the Code, respectively; and
• persons subject to the alternative minimum tax.

As the law applicable to the U.S. federal income taxation of instruments such as the Securities is technical and complex, the discussion below necessarily represents only a general summary.  Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. Persons considering the purchase of the Securities should consult their tax advisers with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

General

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal income tax consequences of an investment in the Securities.  We intend to treat a Security, under current law, for all U.S. federal income tax purposes as a unit consisting of the following:

(i)     a cash-settled put right (the “Put Right”) written by you to us that, if exercised, requires you to deliver an amount equal to the Deposit (as defined below) in exchange for a payment based on the value of underlying commodity on the Valuation Date; and

(ii)     a deposit with us of a fixed amount of cash, equal to the issue price, to secure your obligation under the Put Right (the “Deposit”) that pays interest based on our cost of borrowing at the time of issuance (the “Yield on the Deposit”).

The Put Right will be deemed to have been exercised only if the closing price of the underlying commodity has decreased to or below the downside threshold price on the Valuation Date.  Assuming the characterization of the Securities as set forth above is respected, a portion of the coupon on the Securities will be treated as the Yield on the Deposit, and the remainder will be attributable to the premium on the Put Right (the “Put Premium”).  The Yield on the Deposit will be determined as of the pricing date and set forth in the applicable pricing supplement.

We will allocate 100% of the issue price of the Securities to the Deposit and none to the Put Right.  Our allocation of the issue price between the Put Right and the Deposit will be binding on you, unless you timely and explicitly disclose to the Internal Revenue Service (the “IRS”) that your allocation is different from ours.  This allocation is not, however, binding on the IRS or a court.

No statutory, judicial or administrative authority directly addresses the treatment of the Securities or instruments similar to the Securities for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to the Securities.  Significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment described herein.  In the opinion of our counsel, Davis Polk & Wardwell LLP, the treatment of the Securities described above is reasonable under current law; however, our counsel has advised us that they are unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.  Accordingly, you should consult your tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities (including alternative treatments of the Securities) and with respect to any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction. Unless otherwise stated, the following discussion is based on the treatment and the allocation described above.

Tax Consequences to U.S. Holders

This section applies to you only if you are a U.S. Holder. As used herein, the term “U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• a citizen or individual resident of the United States;

•    a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

• an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

The term “U.S. Holder” also includes certain former citizens and residents of the United States.

Tax Treatment of the Securities

Assuming the treatment of the Securities and allocation of the issue price as set forth above are respected, the following U.S. federal income tax consequences should result.

Coupon Payments on the Securities.  Under the characterization described above under “―General,” only a portion of the coupon payments on the Securities will be attributable to the Yield on the Deposit.

The Deposit will be treated as a “short-term obligation” for U.S. federal income tax purposes.  Accordingly, to the extent attributable to the Yield on the Deposit, coupon payments on the Securities will generally be taxable to a U.S. Holder as ordinary interest income, as set forth herein.  A U.S. Holder who is a cash-method taxpayer will not be required to include the Yield on the Deposit currently in income for U.S. federal income tax purposes prior to its receipt of such yield unless the holder elects to do so.  A U.S. Holder who is a cash-method taxpayer and does not make such election should include the Yield on the Deposit as income upon receipt.  An accrual-method U.S. Holder will be required to include the Yield on the Deposit in income as it accrues on a straight-line basis, unless the holder makes an election to accrue the Yield on the Deposit according to a constant yield method based on daily compounding.

Additionally, cash-method holders who do not elect to accrue the Yield on the Deposit will be required to defer deductions for interest paid on indebtedness incurred to purchase or carry the Securities until the Yield on the Deposit is included in income.  Cash-method holders will not be required to defer an amount in excess of the Yield on the Deposit they would have taken into income had they made the election.

The remainder of the coupon payments will represent the Put Premium. The Put Premium will generally not be taxable to a

U.S. Holder upon receipt, and will be accounted for as described below.

Tax Basis. Based on our determination set forth above, the U.S. Holder’s tax basis in the Put Right will be zero, and the U.S. Holder’s tax basis in the Deposit will be 100% of the issue price.

Expiration of the Put Right

Receipt of Stated Principal Amount upon Maturity of the Securities.  If a U.S. Holder receives the stated principal amount of a Security (excluding cash attributable to coupon payments on the Security, which will be taxed as described under “—Coupon Payments on the Securities”), the Put Right will be deemed to have expired unexercised.  In such case, a U.S. Holder will not recognize any gain upon the return of the Deposit, but will recognize the total amount of Put Premium received by the U.S. Holder over the term of the Security (including the Put Premium received at maturity) as short-term capital gain.

Exercise of the Put Right

Receipt of Cash Equal to the Value of the Underlying Commodity Upon Maturity of the Securities.  If a U.S. Holder receives an amount of cash (excluding cash attributable to coupon payments on the Security, which will be taxed as described under “—Coupon Payments on the Securities”) that is less than the stated principal amount of the Security (the difference is referred in this section as the “Deficit”), the Put Right will be deemed to have been exercised and the U.S. Holder will be deemed to pay the Deficit to us upon settlement of the Put Right.  In such case, a U.S. Holder will recognize short-term capital gain or loss with respect to the Put Right in an amount equal to the difference between (i) the total Put Premium received by the holder over the term of the Security (including the Put Premium received at maturity) and (ii) the Deficit.

Sale or Exchange of the Securities Prior to Maturity.  Upon a sale or exchange of a Security prior to its maturity, a U.S. Holder will generally recognize gain or loss with respect to the Deposit and such U.S. Holder’s rights and obligations under the Put Right.  For the purpose of determining such gain or loss, a U.S. Holder should apportion the amount realized on the sale or exchange of the Security between the Deposit and the Put Right based on their respective values on the date of such sale or exchange.  The amount of gain or loss on the Deposit will equal the amount realized that is attributable to the Deposit, less the U.S. Holder’s adjusted tax basis in the Deposit.  Such gain will be treated as ordinary interest income to the extent of the amount of any accrued but unpaid Yield on the Deposit, and any remaining gain will be treated as short-term capital gain.  Loss on the Deposit will be treated as short-term capital loss.  The amount realized that is attributable to the Put Right, together with the total Put Premium received over the term of the Security, will be treated as short-term capital gain.

If the value of the Deposit on the date of sale or exchange exceeds the amount realized on the sale or exchange of the Security, a

U.S. Holder will be treated as having (i) sold or exchanged the Deposit for an amount equal to its value on that date and (ii) made a payment (the “Put Right Assumption Payment”) to the purchaser of the Security equal to the amount of the excess, in exchange for the purchaser’s assumption of the U.S. Holder’s rights and obligations under the Put Right. In such case, the U.S. Holder will recognize gain or loss in respect of the Put Right, as set forth in the previous paragraph, in an amount equal to the total Put Premium received over the term of the Security, less the amount of the Put Right Assumption Payment deemed to be made by the U.S. Holder.

Possible Alternative Tax Treatments of an Investment in the Securities

Due to the absence of authorities that directly address the proper characterization of the Securities, no assurance can be given that the IRS will accept, or that a court will uphold, the tax treatment described above.  In particular, the IRS could seek to treat the Security as a short-term debt instrument.  Under such treatment, the timing and character of income thereon would be significantly affected.  Under the applicable Treasury regulations, the Security would be treated as being issued at a discount, the amount of which would equal the excess of the sum of all payments on the Securities (including the entire coupon payment amounts) over its issue price.  This discount would be taxed in the same manner as the Yield on the Deposit as discussed under “—Coupon Payments on the Securities.”  Upon the sale, exchange or settlement of the Security, a U.S. Holder would recognize gain as ordinary income to the extent of the discount accrued that is not previously included as income.  However, because the amount payable at maturity with respect to the Security is uncertain, it is not clear how accruals of this discount would be determined.

Other alternative U.S. federal income tax treatments of the Securities are possible, which, if applied, could significantly affect the timing and character of the income or loss with respect to the Securities.  It is possible, for example, that a Security could be treated as constituting an “open transaction” with the result that the coupon payments on the Security might not be accounted for separately as giving rise to income to U.S. Holders until the sale, exchange or retirement of the Security. Other alternative characterizations are also possible.  Accordingly, prospective purchasers should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  While it is not entirely clear whether the Securities would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  The notice focuses on a number of issues, the most relevant of which for U.S. Holders of the Securities is the character and timing of income or loss realized with respect to these instruments (including whether the Put Premium might be required to be included currently as ordinary income). Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of this notice.

Backup Withholding and Information Reporting

Backup withholding may apply in respect of payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.  The amounts withheld under the backup withholding rules are not an additional tax and may be refunded, or credited against the U.S. Holder’s U.S. federal income tax liability, provided that the required information is furnished to the IRS.  In addition, information returns will be filed with the IRS in connection with payments on the Securities and the proceeds from a sale, exchange or other disposition of the Securities, unless the U.S. Holder provides proof of an applicable exemption from the information reporting rules.

Tax Consequences to Non-U.S. Holders

This section applies to you only if you are a Non-U.S. Holder. As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Security that is, for U.S. federal income tax purposes:

• an individual who is classified as a nonresident alien;
• a foreign corporation; or
• a foreign estate or trust.

The term “Non-U.S. Holder” does not include any of the following holders:

•    a holder who is an individual present in the United States for 183 days or more in the taxable year of disposition and who is not otherwise a resident of the United States for U.S. federal income tax purposes;

• certain former citizens or residents of the United States; or
• a holder for whom income or gain in respect of the Securities is effectively connected with the conduct of a trade or business in the United States.

Such holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities.

General

Subject to the discussion below about backup withholding, payments with respect to the Securities to a Non-U.S. Holder, and gain realized on the sale, exchange or other disposition of such Securities, should not be subject to U.S. federal income or withholding tax under current law, provided that:

• the Non-U.S. Holder does not own, directly or by attribution, ten percent or more of the total combined voting power of all classes of our stock entitled to vote;
• the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;
• the Non-U.S. Holder is not a bank receiving interest under Section 881(c)(3)(A) of the Code; and
• the certification requirement described below has been fulfilled with respect to the beneficial owner.

Certification Requirement.  The certification requirement referred to in the preceding paragraph will be fulfilled if the beneficial owner of a Security (or a financial institution holding the Security on behalf of the beneficial owner) furnishes to the applicable withholding agent an IRS Form W-8BEN, on which the beneficial owner certifies under penalties of perjury that it is not a U.S. person.

Possible Alternative Tax Treatments of an Investment in the Securities

As described above under “—Tax Consequences to U.S. Holders―Possible Alternative Tax Treatments of an Investment in the Securities,” the IRS may seek to apply a tax treatment other than the treatment described herein.  Notwithstanding the possibility that an alternative treatment may apply to the Securities, we believe that the U.S. federal income and withholding tax consequences to a Non-U.S. Holder of ownership and disposition of the Securities should be the same under current law as those described immediately above.

However, among the issues addressed in the IRS notice described in “—Tax Consequences to U.S. Holders” is the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.  It is possible that any Treasury regulations or other guidance issued after consideration of this issue could materially and adversely affect the withholding tax consequences of ownership and disposition of the Securities, possibly on a retroactive basis.  Accordingly, prospective investors should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including the possible implications of the notice discussed above.  Non-U.S. Holders should note that we currently do not intend to withhold on any of the payments made with respect to the Securities to Non-U.S. Holders (subject to compliance by such holders with the certification requirement described above).  However, in the event of a change of law or any formal or informal guidance by the IRS, the U.S. Treasury Department or Congress, we may decide to withhold on payments made with respect to the Securities to Non-U.S. Holders and we will not be required to pay any additional amounts with respect to amounts withheld.

U.S. Federal Estate Tax

Individual Non-U.S. Holders and entities the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Securities are likely to be treated as U.S. situs property subject to U.S. federal estate tax. Prospective investors that are non-U.S. individuals, or are entities of the type described above, should consult their tax advisers regarding the U.S. federal estate tax consequences of an investment in the Securities.

Backup Withholding and Information Reporting

Information returns may be filed with the IRS in connection with payments on the Securities as well as in connection with the proceeds from a sale, exchange or other disposition of the Securities.  A Non-U.S. Holder may be subject to backup withholding in respect of amounts paid to the Non-U.S. Holder, unless such Non-U.S. Holder complies with certification procedures to establish that it is not a U.S. person for U.S. federal income tax purposes or otherwise establishes an exemption.  Compliance with the certification procedures described above will satisfy the certification requirements necessary to avoid backup withholding as well.  The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

The discussion in the preceding paragraphs, insofar as it purports to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal income tax consequences of an investment in the Securities.